CME DEVELOPMENT CORPORATION
Aldwych House
81 Aldwych
London WC2B 4HN
United Kingdom

July 28, 2006

Michael N. Garin
49 Moore Road
Bronxville, NY 10708

Re: Amendment of Employment Agreement

Dear Michael:

This letter, when countersigned by you, will amend certain terms of your employment agreement dated March 30, 2004 (the "Agreement") with CME Development Corporation (the "Company"). Capitalized terms used in this letter shall have the meanings set forth in the Agreement.

The Agreement is hereby amended as follows:

A.    Paragraph 1 of the Agreement is hereby deleted, and the following is substituted in its place:

Your employment with the Company will be for a term commencing February 2, 2004 and ending January 31, 2010 (subject to earlier termination in accordance with paragraph 8 hereof), unless extended by a written agreement signed by you and the Company.

B.    The second sentence of paragraph 2 of the Agreement is hereby deleted, and the following is substituted in its place:

Your annual base salary for your duties performed in the United States will be $485,000 and your annual base salary for your duties performed in the United Kingdom will be $140,000 through the period ending January 31, 2008; and commencing February 1, 2008 through January 31, 2010, your annual base salary for your duties performed in the United States will be $582,000 and your annual base salary for your duties performed in the United Kingdom will be $168,000, all of the foregoing payable in accordance with the Company's payroll practices.

C.    The penultimate sentence of paragraph 4 of the Agreement is hereby deleted, and the following is substituted in its place:

The Company recognizes that you currently serve as a director of American Media and MortgageIT and that, subject to the next following sentence, you may serve as a director of up to three companies.

D.    The paragraph reference in the last sentence of paragraph 4 of the Agreement is hereby modified to reference paragraph 7.

E.    Paragraph 5 of the Agreement is hereby deleted, and the following is substituted in its place:

While you are employed by the Company, you will be eligible to receive an annual incentive bonus with a targeted amount equal to your combined annual base salary for your duties performed in the United States of America and in the United Kingdom, as described in this paragraph 5. One-half of any such annual incentive bonus shall be based upon achievement of reasonable quantitative performance criteria established by the Board and one-half of any such bonus shall be based upon subjective criteria established by the Board.

F.    A further proviso is added to the last sentence of paragraph 6 of the Agreement as follows:

; and provided further, however, that such travel expenses also may include reasonable and appropriate travel expenses incurred for your companion (or spouse, if you are married) accompanying you on business travel on behalf of the Company.

G.    The reference to paragraph 9 contained in paragraph 7 of the Agreement is hereby modified to reference paragraph 10.

H.    Paragraph 8 of the Agreement is deleted, and the following is substituted in its place:

You may terminate your employment hereunder upon at least ninety days’ prior written notice to the Company, and you will not be entitled to any additional compensation, severance, termination pay, salary continuation or similar compensation or benefits upon or after such termination of employment. In addition, if your employment is terminated due to your death or disability (as determined in the good faith judgment of the Board), due to the expiration of the employment term set forth in paragraph 1 hereof, or as a result of a Termination for Cause (as hereinafter defined), you will not be entitled to any additional compensation, severance, termination pay, salary continuation or similar compensation, or benefits upon or after any such termination of employment (other than those benefits specified in paragraph 9 below in the case of a termination due to expiration of the term of employment). If the Company terminates your employment, other than due to Termination for Cause, and not because of your death or disability (as determined in the good faith judgment of the Board) and not due to expiration of the employment term set forth in paragraph 1 hereof (or if you terminate your employment other than pursuant to the first sentence of this paragraph because of a material breach by the Company of this Agreement), you will have those rights to which you are entitled as a matter of law in respect of your loss of compensation, stock options and other contractual entitlements hereunder, and (a) you will not otherwise be entitled to any additional compensation, severance, termination pay, salary continuation or similar compensation or benefits upon or after termination of your employment with the Company, and (b) in connection with such termination of employment, the Company will not assert that you have any duty to mitigate damages, provided, however, that if you are engaged to render full-time services following such termination of employment with the Company, amounts you earn from such full-time employment during the period you otherwise would have been on the Company’s payroll hereunder shall offset any financial obligation of the Company to you, and you agree to notify the Company in writing of your acceptance of any such other employment within five (5) days after accepting such other employment. It is acknowledged and agreed that the “contractual entitlements” referred to in the immediately preceding sentence include, without limitation, the compensation and other benefits due you in respect of the consulting period described in paragraph 9. For purposes of this Agreement, “Termination for Cause” means a determination by a majority of the Board to terminate your employment due to your (i) conviction of a felony or entering of a plea of nolo contendere with respect to a charged felony, (ii) gross negligence, recklessness, dishonesty, fraud, willful malfeasance or willful misconduct in the performance of the services contemplated by this Agreement, (iii) willful misrepresentation to shareholders or directors of the Company which is injurious to the Company, (iv) willful failure without reasonable justification to comply with a reasonable written order of the Board, or (v) willful and material breach of your duties or obligations under this Agreement. Notwithstanding the foregoing, a termination shall not be treated as a Termination for Cause unless (A) the Company shall have delivered a written notice to you, stating that it intends to terminate your employment due to Termination of Cause not less than seven days following the giving of such notice, and specifying the factual basis for such termination, and (B) the event or events that form the basis for such notice, if capable of being cured, shall not have been cured within 30 days of receipt of such notice.

I.      Paragraph 9 of the Agreement is hereby deleted, and the following is substituted in its place:

For one year following termination of your employment by the Company due to the expiration of the employment term as set forth in paragraph 1, the Company will engage you as a consultant, and you agree to consult and cooperate with, and assist the Company in any legal or business matter relating to the Company or the Affiliates, as requested by the Company, upon reasonable advance notice by the Company; provided that you shall not be required to devote more than thirty (30) hours per month to providing such services and such services need not be provided to the Company on an exclusive basis, as long as you comply with the restrictive covenants described in paragraph 7 hereof. In consideration for your provision of such services during such one-year period, the Company will pay you an aggregate fee of $300,000, payable in equal monthly installments in arrears. During the one-year consulting period, you will receive continued coverage under the Company's group health insurance plan on the same terms and conditions that such benefits are provided to senior executives of the Company who are employed by the Company during such one-year period, and the Company will continue to lease an office and employ your New York-based assistant at no less than the compensation level in effect immediately prior to the commencement of such consulting period to assist you in performing your consulting services.

J.     A second paragraph is added to Annex A, attached to and made a part of the Agreement, as follows:

On July 28, 2006, you will be granted a non-qualified stock option to purchase 80,000 Class A Common Shares of the Company under the Company's 1995 Amended and Restated 2005 Stock Incentive Plan (“Stock Incentive Plan”). Such option will become exercisable as to 40% of the total number of shares subject to the option on each of January 31, 2009 and January 31, 2010, and as to 20% of the total number of shares subject to the option on January 31, 2011, as long as you have been continuously employed by the Company through each such respective date, except as may be otherwise provided in the Stock Incentive Plan with respect to accelerated vesting or applicable exercise periods; provided, however, that if the Company terminates your employment, other than due to Termination for Cause, such option shall become exercisable in full and may be exercised in accordance with the Stock Incentive Plan. The terms and conditions of such option shall be governed by the Stock Incentive Plan and the applicable option agreement (which shall be consistent with the Stock Incentive Plan and the terms hereof). For purposes of this option grant, you will be treated as being continuously employed by the Company during the one-year consulting term described in paragraph 9 of the Agreement, provided that you are in compliance with the restrictive covenants described in paragraph 7 of the Agreement.

Except as expressly set forth in this letter, the terms of the Agreement are unchanged, remain in full force and effect and hereby are ratified and affirmed by the parties hereto.

Very truly yours,

CME DEVELOPMENT CORPORATION

By:	/s/ Robert E. Burke
Name: Robert E. Burke
Title: Director

Accepted and Agreed to as of
this 28th day of July, 2006:

/s/ Michael N. Garin
MICHAEL N. GARIN